EXHIBIT 99.1

NEWS RELEASE Contact Information: JT Hand, President & CEO jth@yorkwater.com -OR- Matthew E. Poff, Chief Financial Officer matthewp@yorkwater.com 717-845-3601	130 East Market Street York, PA 17401
FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY REPORTS THREE MONTHS EARNINGS

York, Pennsylvania, May 6, 2025:  The York Water Company's (NASDAQ:YORW) President, JT Hand, announced the Company's financial results for the first quarter of 2025.

President Hand reported that first quarter operating revenues of $18,456,000 increased $828,000, but net income of $3,638,000 decreased $689,000 compared to the first quarter of 2024.  Basic and Diluted Earnings per share of $0.25 for the three-month period decreased $0.05 compared to the same period last year.  Increased revenues were primarily due to growth in the customer base and revenues from the Distribution System Improvement Charge (DSIC).  The DSIC is a Pennsylvania Public Utility Commission allowed charge that water utilities collect from customers for the replacement of aging infrastructure.  The Company incurred lower pension costs.  The increased revenue and lower pension costs were more than offset by a lower allowance for funds used during construction (AFUDC) and higher operation and maintenance expenses, depreciation, and interest on debt.  AFUDC is the cost of debt and equity funds used to finance plant construction.

During the first three months of 2025, the Company invested $9.3 million in capital projects for main extensions and an upgrade to the enterprise software system, as well as various replacements and improvements to infrastructure and routine items.  The Company estimates it will invest an additional $36.7 million in 2025, excluding acquisitions, for additional main extensions, wastewater treatment plant construction, a continuing upgrade to the enterprise software system, and routine improvements to its pipes, service lines, and other facilities to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company’s growing customer base.

	Three Months Ended March 31 In 000's (except per share)
	2025	2024
Operating Revenues	$18,456	$17,628
Net Income	$3,638	$4,327
Average Number of Common Shares Outstanding	14,381	14,325
Basic and Diluted Earnings per Common Share	$0.25	$0.30
Dividends Declared Per Common Share	$0.2192	$0.2108

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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